EXHIBIT 21.1

List of Subsidiaries of Novelis Inc.

Name of Entity	Jurisdiction of Organization
Novelis Corporation	Texas, United States
Novelis de Mexico, S.A. de C.V.	Mexico
Novelis Global Employment Organization, Inc.	Delaware, United States
Logan Aluminum Inc.	Delaware, United States
Novelis South America Holdings LLC	Delaware, United States
Novelis Acquisitions LLC	Delaware, United States
Novelis Holdings Inc.	Delaware, United States
Novelis Services (North America) Inc.	Delaware, United States
Novelis Services (Europe) Inc.	Delaware, United States
Novelis AG	Switzerland
Novelis Switzerland S.A.	Switzerland
Novelis Italia SpA	Italy
Novelis Europe Holdings Limited	United Kingdom
Novelis UK Ltd	United Kingdom
Novelis Services Limited	United Kingdom
Novelis Aluminium Holding Unlimited Company	Ireland
Novelis Deutschland GmbH	Germany
Aluminium Norf GmbH	Germany
Novelis Aluminium Beteiligungs GmbH	Germany
Deutsche Aluminium Verpackung Recycling GmbH	Germany
Novelis Sheet Ingot GmbH	Germany
France Aluminium Recyclage S.A.	France
Novelis Laminés France S.A.S.	France
Novelis PAE S.A.S.	France
4260848 Canada Inc.	Canada
4260856 Canada Inc.	Canada
8018227 Canada Inc.	Canada
Novelis Korea Limited	South Korea
Novelis (China) Aluminum Products Co., Ltd.	China
Novelis (Shanghai) Aluminum Trading Co., Ltd.	China
Novelis Vietnam Company Limited	Vietnam
Novelis MEA Ltd.	Dubai, UAE
Novelis do Brasil Ltda.	Brazil
Brecha Energetica Ltda	Brazil
Novelis (India) Infotech Ltd.	India